                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                              (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Boston Acoustics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                                    July 9, 1997

                             BOSTON ACOUSTICS, INC.
                               300 JUBILEE DRIVE
                               PEABODY, MA 01960

Dear Stockholder:

    It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Boston Acoustics, Inc. (the "Company"). The Meeting will be held at the Company on Tuesday, August 12, 1997, at 3:00 p.m.

    The notice of meeting and proxy statement which follow describe the business to be transacted at the Meeting. In addition, we plan to give you a report on the status of the Company's business. Stockholders will have an opportunity to comment and ask questions during the Meeting.

    It is important that your shares be represented at the Meeting, regardless of the number you may hold. Therefore, whether or not you plan to attend, please sign, date and return the proxy card as soon as possible. This will not prevent you from voting your shares in person if you do come to the Meeting.

    I look forward to seeing you on August 12th.

                                        Sincerely yours,

                                        ANDREW G. KOTSATOS
                                        CHIEF EXECUTIVE OFFICER

                             BOSTON ACOUSTICS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           AUGUST 12, 1997, 3:00 P.M.

    You are hereby notified that the Annual Meeting of Stockholders of Boston Acoustics, Inc. (the "Company") will be held on August 12, 1997 at 3:00 p.m. at the offices of the Company, 300 Jubilee Drive, Peabody, Massachusetts, to consider and act upon the following matters:

        1. To fix the number of directors of the Company at five (5) and to elect five (5) directors for the ensuing year.

        2.  To approve the 1997 Stock Plan.

        3. To ratify the action of the Directors in appointing Arthur Andersen LLP as auditors for the Company.

        4. To act upon such other business as may properly come before the meeting or any adjournment thereof.

    Even if you plan to attend the Meeting personally, please be sure to sign, date and return the enclosed proxy in the enclosed envelope to:

                       The First National Bank of Boston
                              c/o Boston EquiServe
                                 P. O. Box 1628
                                Boston, MA 02105

    Only stockholders of record on the books of the Company at the close of business on June 30, 1997 are entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

                                  By order of the Board of Directors,

                                  JOSEPH D.S. HINKLEY
                                  CLERK
July 9, 1997

Important: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please vote, date and sign your proxy and return it promptly in the envelope provided even if you plan to attend the Meeting personally. If you do attend the Meeting and desire to withdraw your proxy and vote in person, you may do so. Your cooperation is greatly appreciated.

                             BOSTON ACOUSTICS, INC.
                               EXECUTIVE OFFICES
                               300 JUBILEE DRIVE
                               PEABODY, MA 01960
                                PROXY STATEMENT

                       SOLICITATION AND VOTING OF PROXIES

    This Proxy Statement and the accompanying proxy form are being mailed by Boston Acoustics, Inc. (the "Company") to the holders of record of the Company's outstanding shares of Common Stock, $.01 par value ("Common Stock"), commencing on or about July 9, 1997. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on August 12, 1997 (the "Meeting") and any adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation.

    When a proxy is returned, prior to or at the Meeting, properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's instructions indicated on the proxy card. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted FOR the election of Directors as set forth in this Proxy Statement, FOR proposal 2, FOR proposal 3 and in the discretion of the proxies as to other matters that may properly come before the Meeting. SENDING IN A PROXY WILL NOT AFFECT A STOCKHOLDER'S RIGHT TO ATTEND THE MEETING AND VOTE IN PERSON. A proxy may be revoked by notice in writing delivered to the Clerk of the Company at any time prior to its use, by a duly-executed proxy bearing a later date, or by voting in person by ballot at the Meeting. A stockholder's attendance at the Meeting will not by itself revoke a proxy.

                       VOTING SECURITIES AND RECORD DATE

    The Company has one class of Common Stock outstanding. Each share of Common Stock is entitled to one vote. The Board of Directors has fixed June 30, 1997 as the record date for the Meeting. Only holders of record of the Company's Common Stock on the record date are entitled to notice of and to vote at the Meeting. On the record date, there were 3,291,366 shares of Common Stock issued and outstanding.

    Under Massachusetts law and the Company's By-laws, the presence of holders of a majority in interest of the issued and outstanding Common Stock entitled to vote at the Meeting, represented in person or by proxy, shall constitute a quorum.

    Election of directors is by plurality of the votes cast at the Meeting. Approval of the 1997 Stock Plan and ratification of the appointment of Arthur Andersen LLP as the Company's auditors requires a vote of the majority of the Common Stock represented in person or by proxy at the Meeting and voting thereon. With regard to the election of directors, votes may be left blank, cast in favor or withheld; votes that are left blank will be excluded entirely from the vote and will have no effect. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals (other than the election of directors) and will be counted as present for purposes of the proposal on which the abstention is noted. Because the proposals to approve the 1997 Stock Plan and to ratify the appointment of Arthur Andersen LLP as the Company's auditors require the approval of a majority of the votes properly cast at the Meeting, either in person or by proxy, abstentions will have the effect of a negative vote. Broker non-votes (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted in determining a quorum for each proposal. However, broker non-votes will be treated as unvoted shares and, accordingly, will not be counted in determining the outcome of any proposal which requires the affirmative vote of a majority of the votes cast.

    The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended March 29, 1997, is being mailed to stockholders of record of the Company concurrently with this Proxy Statement. The Annual Report to Stockholders is not, however, a part of the proxy soliciting materials.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    One of the purposes of the Meeting is to fix the number of directors of the Company at five (5) and to elect five (5) directors to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of the five (5) nominees named below, unless otherwise specified on the proxy card. All of the nominees have consented to be named and to serve if elected. Andrew G. Kotsatos, Fred E. Faulkner, Jr., George
J. Markos, and Lisa M. Mooney were previously elected by the stockholders. Gerald Walle is not currently a member of the Board.

    The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a Director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

    Lisa M. Mooney is the sister of Paul F. Reed, an executive officer.

    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

    The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees:

    Andrew G. Kotsatos (age 57) has been a Director and Assistant Clerk since co-founding the Company in February 1979. He served as Executive Vice President of the Company from its inception until April 1986 and as President until November 1996, when he became Chief Executive Officer and Treasurer. Mr. Kotsatos previously held positions with two other audio manufacturers, KLH Research and Development Corporation and Advent Corporation. His last position at Advent was Audio Products Manager and Chief Speaker Designer.

    Fred E. Faulkner, Jr. (age 50) has been a Director of the Company since December 1986 and has served as President and Chief Operating Officer of the Company since March 1997. Mr. Faulkner was previously employed by the Millipore Corporation, a leader in separation technology, for 28 years working in a variety of positions. His last position at Millipore was Vice President of Technical Operations of Millipore's Microelectronics Division.

    George J. Markos (age 48) has been a Director of the Company since August 1996. Mr. Markos has been Senior Vice President and General Counsel of Yell-O-Glow Corporation, a produce distributor, since 1991. Between 1988 and 1991, Mr. Markos was Senior Counsel and Assistant Secretary of Norton Company, Inc., a manufacturer of abrasive products and industrial ceramics.

    Lisa M. Mooney, formerly Lisa M. Reed, (age 31) has been a Director of the Company since May 1996. She was Director of Corporate Planning of the Company from January 1994 to June 1996. Previously, Mrs. Mooney was a lending officer in the Global Banking unit of the Bank of Boston. Mrs. Mooney holds an undergraduate degree from the University of Pennsylvania and a MBA from Boston University.

    Gerald Walle (age 44) has been nominated for election as a Director to the Company for the first time. Mr. Walle has been employed by the Millipore Corporation, a leader in separation technology, for the past nine years. Since 1988 he has been Vice President and General Manager of Millipore's Microelectronics Division. Previously, Mr. Walle was in international marketing and business development for Bendix Corporation and Instrumentation Laboratory and strategic planning for Mars & Company. He is a graduate of the Harvard Business School and Ecole Polytechnique, Paris, France.

                               BOARD OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors met four times during the fiscal year ended March 29, 1997. The Board of Directors has standing Audit and Compensation Committees. The Board has no nominating committee. All of the directors attended 80% or more of the meetings of the Board and of the Board committees on which they served during the fiscal year ended March 29, 1997.

    The Compensation Committee is responsible for evaluating compensation plans for employees, management and directors, and making recommendations on compensation to the Board. It currently consists of George J. Markos and Lisa M. Mooney. During the fiscal year ended March 29, 1997, the Compensation Committee also included Fred E. Faulkner, Jr. The Compensation Committee met once during the fiscal year ended March 29, 1997. The Audit Committee, which consists of George J. Markos and Lisa M. Mooney, oversees the accounting and audit functions of the Company, including matters relating to the appointment and activities of the Company's auditors. During the fiscal year ended March 29, 1997, the Audit Committee also included Fred E. Faulkner, Jr. The Audit Committee met once during the fiscal year ended March 29, 1997. It is proposed that if elected Gerald Walle will become a member of the Compensation Committee and the Audit Committee.

COMPENSATION OF DIRECTORS

    Each Director who is not an officer of the Company is entitled to an annual fee of $6,000, an additional annual fee of $1,500 for service on the Audit Committee, and an additional annual fee of $1,000 for service on the Compensation Committee.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table reflects the number of shares of the Company's Common Stock beneficially owned as of June 30, 1997 (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Directors and nominees for Director, (iii) by each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) by all Directors, nominees for Director and executive officers as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within sixty days of June 30, 1997. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each individual named has sole voting and investment power with respect to the shares listed as being beneficially owned by such individual.

                                               NUMBER OF SHARES
                                                 BENEFICIALLY        PERCENT OF
          NAME OF BENEFICIAL OWNER                   OWNED          COMMON STOCK
---------------------------------------------  -----------------  -----------------
Andrew G. Kotsatos...........................        961,275(1)           29.1
300 Jubilee Drive
Peabody, MA 01960
Fred E. Faulkner, Jr.........................         25,958(2)             **
300 Jubilee Drive
Peabody, MA 01960
T. Rowe Price Associates, Inc................        415,000(3)           12.6
100 East Pratt Street
Baltimore, MD 21202
Moses A. Gabbay..............................         35,787(4)            1.1
Ira S. Friedman..............................         11,924                **
Robert L. Spaner.............................          7,606                **
Debra A. Ricker-Rosato.......................         13,577(5)             **
Lisa M. Mooney...............................        159,174               4.8
George J. Markos.............................              0                **
Gerald Walle*................................              0                **
All Directors and Executive Officers as a          1,223,102(6)           36.7
group (10 persons)...........................

------------------------
*   Nominee for Director.
**  Indicates less than 1% ownership.
(1) Includes 244,986 shares owned by Mr. Kotsatos' wife, individually and as trustee for the benefit of their children, as to which beneficial ownership is disclaimed.
(2) Includes 400 shares held by Mr. Faulkner's wife as custodian for their children as to which beneficial ownership is disclaimed.
(3) According to a letter dated February 14, 1997 from Dorothy B. Jones, Assistant Vice President of T. Rowe Price Associates, Inc. (Price Associates), Price Associates has sole voting power for 20,000 shares and sole dispositive power for 415,000 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4) Includes 7,545 shares jointly owned by Mr. Gabbay and his son and 7,546 shares jointly owned by Mr. Gabbay and his daughter.
(5) Includes 11,910 shares jointly owned by Ms. Ricker-Rosato and her husband.
(6) Includes 245,386 shares as to which the Directors and named executive officers disclaimed beneficial ownership as described above. See footnotes 1 and 2.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following tables and notes present the compensation received by the Company's Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer for each of the last three fiscal years.

                                                                                   LONG-TERM
                                                      ANNUAL COMPENSATION         COMPENSATION
                                                 ------------------------------   ------------
                                                                   OTHER ANNUAL    SECURITIES     ALL OTHER
              NAME AND                 FISCAL    SALARY    BONUS   COMPENSATION    UNDERLYING    COMPENSATION
         PRINCIPAL POSITION            YEAR(1)     ($)      ($)       ($)(2)      OPTIONS (#)        ($)
-------------------------------------  -------   -------  -------  ------------   ------------   ------------
Francis L. Reed......................    1997    200,000   98,487     34,575         --            69,763(3)
  (Former Chief Executive Officer &      1996    225,150  169,890     17,540         --            69,763
Treasurer) (6)                           1995    200,200  122,139      8,676         --            69,018
Andrew G. Kotsatos...................    1997    250,000   85,000     17,533       40,000          36,629(4)
  (Chief Executive Officer &             1996    190,375   66,164     18,352         --            35,439
Treasurer) (7)                           1995    170,500   61,394     23,393         --            33,980
Ira S. Friedman......................    1997    172,308   22,838     --             --             2,345(5)
  (Vice President-Marketing)             1996    140,981   29,479     --           10,000           2,009
                                         1995    124,154   25,817     --             --               118
Moses A. Gabbay......................    1997    158,750   32,305     --           25,000           1,870(5)
  (Vice President-Engineering)           1996    148,750   31,680     --             --             2,240
                                         1995    138,750   29,480     --             --               146
Robert L. Spaner.....................    1997    110,577   22,040     --           20,000           1,524(5)
  (Vice President-Sales)                 1996    101,538   20,836     --           10,000           1,429
                                         1995     80,000   16,873     --             --                77
Debra A. Ricker-Rosato...............    1997     94,609   18,726     --            2,500           1,111(5)
  (Vice President-Finance)               1996     84,167   17,563     --            5,000           1,066
                                         1995     74,750   15,683     --             --                83

------------------------
(1) The Company's fiscal year ends on the last Saturday of March.
(2) Reflects car allowances provided by the Company.
(3) Represents the amount paid in premiums for two life insurance policies, each with split dollar arrangements, one covering the life of Mr. Reed and the other covering the survivor of Mr. Reed and his spouse. The Company, Mr. Reed and Mr. Reed's spouse entered into agreements concerning the respective life insurance policies pursuant to which the Company did receive upon the insureds' deaths, an amount equal to the aggregate amount of its premium payments under the respective policies and the beneficiary of the policies will receive the excess.
(4) Includes $34,483 paid in premiums for two life insurance policies, each with split dollar arrangements, one covering the life of Mr. Kotsatos and the other covering the survivor of Mr. Kotsatos and his spouse. The Company, Mr. Kotsatos and Mr. Kotsatos' spouse entered into agreements concerning the life insurance policies pursuant to which the Company will receive, in the event of the insureds' deaths, an amount equal to the aggregate amount of its premium payments under the respective policies and the beneficiary of the policies will receive the excess. Also includes $2,146 contributed by the Company under a defined contribution plan established under Section 401(k) of the Internal Revenue Code, as amended (the "Code").

(5) Reflects Company contributions under a defined contribution plan established under Section 401(k) of the Code.
(6) Mr. Reed died on November 16, 1996.
(7) Mr. Kotsatos was appointed Chief Executive Officer and Treasurer on November 26, 1996. Previously, he was President and Chief Operating Officer.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options made during the fiscal year ended March 29, 1997 to the named executive officers:

                                                     INDIVIDUAL GRANTS
                                     -------------------------------------------------   POTENTIAL REALIZABLE
                                                    PERCENT                                VALUE AT ASSUMED
                                      NUMBER OF     OF TOTAL                            ANNUAL RATES OF STOCK
                                     SECURITIES     OPTIONS     EXERCISE                        PRICE
                                     UNDERLYING    GRANTED TO    OR BASE                   APPRECIATION FOR
                                       OPTIONS     EMPLOYEES    PRICE PER                  OPTION TERM (2)
                                       GRANTED     IN FISCAL      SHARE     EXPIRATION  ----------------------
               NAME                      (#)          1997      ($/SH)(1)      DATE       5% ($)     10% ($)
-----------------------------------  -----------   ----------   ---------   ----------  ----------  ----------
Andrew G. Kotsatos.................     40,000(3)     40.1        19.25       01/07/02  212,736.80  470,092.70
Moses A. Gabbay....................     25,000(4)     25.5        17.50       01/07/02  120,873.18  267,098.13
Robert L. Spaner...................     20,000(5)     20.4        17.50       01/07/02   96,698.55  213,678.50
Debra A. Ricker-Rosato.............      2,500(6)      2.6        17.50       01/07/02   12,087.32   26,709.81

------------------------
(1) All options, except the options granted to Mr. Kotsatos, were granted at an exercise price equal to market value of the Company's Common Stock on the date of grant as determined by the closing price of the Common Stock on the Nasdaq National Market. The options granted to Mr. Kotsatos were granted at an exercise price equal to 110% of market value of the Company's Common Stock on the date of grant as determined by the closing price of the Common Stock on the NASDAQ National Market.
(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.
(3) So long as Mr. Kotsatos remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one fifth of the total number of shares underlying such options on each of January 7, 1997, 1998, 1999, 2000 and 2001.
(4) So long as Mr. Gabbay remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one fifth of the total number of shares underlying such options on each of January 7, 1998, 1999, 2000, 2001 and 2002.
(5) So long as Mr. Spaner remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one fourth of the total number of shares underlying such options on each of January 7, 1998, 1999, 2000 and 2001.
(6) So long as Ms. Ricker-Rosato remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one third of the total number of shares underlying such options on each of January 7, 1998, 1999, and 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                                      OPTIONS AT FY-END (#)            AT FY-END ($)(2)
                               SHARES ACQUIRED        VALUE        ---------------------------   ----------------------------
            NAME                 ON EXERCISE     REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------   ---------------   -----------   -------------   -----------   --------------
Andrew G. Kotsatos...........      --                --                8,000       32,000(3)        36,000       144,000
Moses A. Gabbay..............      --                --               --           25,000(4)        --           156,250
Ira S. Friedman..............      --                --                3,333        6,667(5)        17,498        35,002
Robert L. Spaner.............      --                --                3,333       26,667(6)        14,165       153,335
Debra A. Ricker-Rosato.......      --                --                1,667        5,833(4)         7,083        29,792

------------------------
(1) Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by employee.
(2) Value of unexercised options equals fair market value of the shares underlying in-the-money options on March 29, 1997 ($23.75 per share), which was the last trading day of the Company's fiscal year, less exercise price, times the number of options outstanding.
(3) The exercise price of this option is $19.25 per share.
(4) The exercise price of this option is $17.50 per share.
(5) The exercise price of this option is $18.50 per share.
(6) The exercise prices of these options are $17.50 and $19.50 per share.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Lisa M. Mooney, a member of the Compensation Committee of the Board of Directors during the fiscal year ended March 29, 1997, is the sister of Paul F. Reed, an executive officer. Lisa M. Mooney and Paul F. Reed were the daughter and son of Francis L. Reed, the former Chief Executive Officer and Treasurer of the Company, who died on November 16, 1996, and Dorothea T. Reed, a former director of the Company, who died on January 5, 1997. Although Fred E. Faulkner, Jr. participated in the deliberations and decisions of the Compensation Committee during fiscal 1997, he resigned from the Compensation Committee in March 1997 when he became President and Chief Operating Officer.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE STOCK PERFORMANCE GRAPH CONTAINED ELSEWHERE HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS NOR SHALL THEY BE DEEMED TO BE SOLICITING MATERIAL OR DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                      REPORT OF THE COMPENSATION COMMITTEE

    During the fiscal year ended March 29, 1997, the Compensation Committee of the Board of Directors was responsible for establishing and administering the compensation policies which govern annual salary, bonuses, and stock-based incentives (currently stock options) for directors and officers.

OVERVIEW

    The Company has historically established levels of executive compensation that provide for a base salary intended to allow the Company to hire and retain qualified management. The Company has also provided annual cash incentive bonuses based on the Company's performance during the fiscal year to reward executives for their contributions to the Company's achievements. From time to time the Company has also granted stock options to executives and key employees to keep the management focused on the stockholders' interests. The Compensation Committee believes that the Company's past and present executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel whose contribution has maintained and increased the Company's profitability.

    The Compensation Committee determines the compensation of the executive officers of the Company and sets policies for and reviews the compensation awarded to the other officers of the Company. This is designed to ensure consistency throughout the officer compensation programs. In reviewing the individual performances of the executive officers (other than the Chief Executive Officer and President) the Compensation Committee takes into account the views of the Chief Executive Officer and the President. In fiscal 1997, the Compensation Committee determined the base salary and bonus for executive officers, other than for the Chief Executive Officer and the President, based largely on recommendations by the Company's Chief Executive Officer and President.

    The Compensation Committee expects to review annually the annual and long-term compensation of all the Company's executives and employees to assure that all of the Company's executives and employees continue to be properly motivated to serve the interests of the Company's stockholders.

EXECUTIVE OFFICER COMPENSATION

    BASE SALARY. Base salary is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability taking into account the position involved and the level of the executive's experience. In addition, consideration is given to other factors, including an officer's contribution to the Company as a whole. Since fiscal year 1996, the base salary for the named executive officers, other than the Chief Executive Officer and the President, increased on average approximately $15,202. The Compensation Committee awarded such increases to keep the Company a competitive employer and to allow for increases in the cost of living.

    ANNUAL BONUS COMPENSATION. Over the past five fiscal years, the Company has awarded cash bonuses to its executive officers on a discretionary basis. In determining bonus awards, the Compensation Committee considers the financial and nonfinancial achievements of the Company, including revenue growth, profitability, expansion of the Company's markets and new product introductions.

    In fiscal 1997, the Compensation Committee slightly increased the cash bonuses of the executive officers, including the persons serving as Chief Executive Officer during fiscal 1997, generally in proportion to increases in base compensation. The Compensation Committee believes that bonuses are necessary to keep total compensation of the Company's executives competitive with executive compensation at similarly situated companies. It is expected that bonus compensation will continue to move in parallel with increases in base salary until such time as the Company's financial results, the individual performance of the executive or the job market for key executives, warrants a change in the percentage of total compensation which is comprised of bonuses.

    LONG TERM INCENTIVES. Currently, stock options are the Company's primary long-term incentive vehicle. Stock option awards have been made from time to time to persons who currently serve as middle and upper level managers, including the Chief Executive Officer and other executive officers named in the Summary Compensation Table. The size of awards has historically been based on position, responsibilities, and individual performance. The Compensation Committee believes that the long-term incentives awarded by the Company in fiscal 1994, 1995 and 1996 were generally below the levels found at the comparable companies. In fiscal 1997, the Company made awards to middle and upper level managers in an effort to improve this aspect of the Company's compensation program and will continue to monitor this aspect of compensation.

    The Compensation Committee is aware that the Company's grants of stock options are less frequent and smaller in size than the grants of many comparable companies, although the Board believes that the overall mix of compensation components has been adequate. The Compensation Committee believes that this aspect of compensation must receive more emphasis in the future to assure that all of the Company's key employees continue to focus on the profitability of the Company and, thus, the interests of the Company's stockholders. Accordingly, the Compensation Committee has recommended to the Board of Directors the authorization of additional stock options for employees. As a result of this recommendation and other factors, the Board of Directors has submitted Proposal No. 2 of this Proxy Statement to a vote of the stockholders of the Company.

    Although Fred E. Faulkner, Jr. participated in the deliberations and decisions of the Compensation Committee during fiscal 1997, he resigned from the Compensation Committee in March 1997 when he became President and Chief Operating Officer.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In determining the compensation of the Company's former Chief Executive Officer, Francis L. Reed, for fiscal 1997, the Compensation Committee considered the demonstrated leadership he brought to the Company and the excellent performance of the Company during fiscal 1996. Mr. Reed's bonus compensation for fiscal 1997 was reduced due to a partial year of service. Subsequent to Francis L. Reed's death, Andrew G. Kotsatos succeeded Mr. Reed as Chief Executive Officer and Treasurer. Mr. Kotsatos' salary did not increase during fiscal 1997 as a result of his assuming the role of Chief Executive Officer and Treasurer. However, Mr. Kotsatos was awarded options to purchase 40,000 shares of Common Stock, as reflected in the stock option table, in recognition of his additional responsibilities.

                                          The Compensation Committee
                                          George J. Markos
                                          Lisa M. Mooney

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock against the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) and a Company-selected peer group index that includes: Harmon Industries, Inc., Polk Audio, Inc. and Cambridge SoundWorks, Inc., over a five-year period beginning March 31, 1992 and ending March 29, 1997. The peer group index was formed on a weighted average basis based on market capitalizations, adjusted at the end of each year. Cumulative total return is measured assuming an initial investment of $100 on March 31, 1992 and reinvestment of dividends. On August 28, 1996, International Jensen, Inc., a former member of the peer group index, was acquired by Recoton Corporation and is no longer operated as a separate entity. Accordingly, the Company has replaced International Jensen, Inc. with Cambridge SoundWorks, Inc. as a member of the Company's peer group index.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG BOSTON ACOUSTICS, INC.,
               THE NASDAQ MARKET-US INDEX AND A PEER GROUP INDEX

                                                                                           CUMULATIVE TOTAL RETURN
                                                                            -----------------------------------------------------
                                                                              3/92       3/93       3/94       3/95       3/96
BOSTON ACOUSTICS INC...........................................  BOSA             100         96        100        101        104
PEER GROUP.....................................................  PPEER1           100        119        196        262        276
NASDAQ STOCK MARKET (U.S.).....................................  INAS             100        115        124        138        187


                                                                   3/97
BOSTON ACOUSTICS INC...........................................        146
PEER GROUP.....................................................        250
NASDAQ STOCK MARKET (U.S.).....................................        208

               PROPOSAL NO. 2 -- APPROVAL OF THE 1997 STOCK PLAN
                         DESCRIPTION OF 1997 STOCK PLAN

    GENERAL. On May 28, 1997, the Board of Directors adopted the Company's 1997 Stock Plan and 300,000 shares of Common Stock were reserved for issuance thereunder as options to employees, officers, directors and consultants of the Company and to permit a director who is not also an officer or employee of the Company to purchase shares of Common Stock with his or her cash fee for service as a director (the 1997 Stock Plan, as amended, the "Plan"). The Board of Directors has reserved 20,000 shares of Common Stock for issuance pursuant to the purchase feature of the Plan. The Plan is intended to encourage ownership of the Company's Common Stock by employees, officers, directors and consultants of the Company. The Plan provides for the granting of incentive stock options ("ISOs") which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") as well as non-qualified stock options ("Non-Qualified Options") which do not meet the requirements of Section 422 of the Code. If any unexercised option granted pursuant to the Plan lapses or terminates for any reason, the shares of Common Stock covered thereby are again available for subsequent option grants under the Plan.

    As of June 30, 1997, no options issued under the Plan have been received or allocated and no director has had an opportunity to make a direct purchase Common Stock under the Plan.

    ADMINISTRATION OF THE PLAN. The Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the Compensation Committee determines the employees to whom options will be granted, the number of shares to be covered by such options and the terms of such options.

    STOCK OPTION FEATURES. The Compensation Committee may, at its discretion, select any eligible person to participate in the Plan. Non-Qualified Options may be granted to any director, officer, employee or consultant of the Company. Only employees of the Company are eligible to receive ISOs. As of June 13, 1997, there were approximately 264 persons eligible to receive options issued pursuant to the Plan. The number of options granted to any eligible person is within the discretion of the Compensation Committee, subject to certain conditions concerning ISOs.

    The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to ISOs which first become exercisable in any calendar year by an employee may not exceed $100,000. ISOs may not be granted at less than the fair market value of the Common Stock on the date of grant or 110% of fair market value in the case of incentive stock options granted to any optionee holding 10% or more of the total combined voting power of all classes of stock of the Company. In addition, no ISO is exercisable after 10 years from the date on which it is granted, and in the case of ISOs granted to an employee holding 10% or more of the total combined voting power of all classes of stock of the Company, the term shall not exceed 5 years from the date of grant.

    Options issued under the Plan are exercisable only by the optionee during the life of the Optionee and, generally, are not transferable, except by will or the laws of descent and distribution. The Compensation Committee shall determine the period of time during which an optionee may exercise an option following the termination of employment or service to the Company subject to certain restrictions set forth below with respect to ISOs. ISOs are generally only exercisable while an optionee is employed by the Company, except that the Compensation Committee may determine to permit exercise within up to three months after termination of employment to the extent such option has vested at the time of such termination. If an optionee dies while employed by the Company or within three months of the termination of his or her employment by the Company, such optionee's ISOs may be exercised up to 12 months after his or her death. If an optionee is permanently disabled during his or her employment by the Company, such optionee's options may be exercised up to one year following termination of his or her employment due to such disability.

    The exercise price of options granted under the Plan is determined by the Compensation Committee on the date of grant, subject to the limitation that the exercise price may not be less than par value. However, there are certain pricing restrictions for ISO's as set forth above. The exercise price of options granted under the Plan must be paid in full upon exercise in cash, by delivery of shares of Common Stock already owned by the optionee, by any other means the Compensation Committee deems acceptable, or a combination thereof.

    In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company may, in its discretion, take any one or more of the following actions as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice; (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options; and (iv) provide that all or any outstanding options shall become exercisable in full immediately prior to such event; provided that any action taken by the Board of Directors in connection with above described events shall be in compliance with the applicable rules promulgated by the SEC applicable to stock option plans intended to be qualified for exemption from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

    In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock, the number and kind of shares of stock or securities of the Company to be subject to the Plan and the options then outstanding or to be granted thereunder, and the option price, will be appropriately and proportionately adjusted by the Compensation Committee, whose determination will be binding on all persons.

    TERMINATION AND AMENDMENT OF THE PLAN. The Board of Directors may terminate, modify or amend the Plan except that no amendment or modification for which stockholder approval is required under Section 422 of the Code is permissible without the approval of the stockholders of the Company. With respect to ISOs, the Plan shall terminate on the earlier of (i) May 28, 2007 or
(ii) the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise or cancellation of options granted under the Plan.

    ACCOUNTING EFFECTS. Under current accounting rules, neither the grant nor exercise of options under the Plan is expected to result in any charge to the earnings of the Company. Options with variable exercise prices or at an exercise price less the fair market value on the date of grant may result in charges to earnings under certain circumstances.

    DIRECT PURCHASES OF STOCK BY DIRECTORS WHO ARE NOT OFFICERS. The Plan authorizes the purchase of up to 20,000 shares of Common Stock by a Director who is not an officer or employee of the Company ("Eligible Director") using all or a portion of the cash fee earned by such Eligible Director for service as a director. Eligible Directors must make an irrevocable election to purchase shares under the Plan at least six months prior to such purchase. The Company shall issue shares to electing Eligible Directors in lieu of cash fees at the closing price reported by NASDAQ for trading on the last day of the Company's fiscal year for which trading is reported. Shares purchased shall be issued effective as of the last day of the Company's fiscal year. Each electing Eligible Director shall also receive an interest payment on the amount of fees so paid in Common Stock equal to the prime rate (as reported in The Wall Street Journal) accruing on the amount of such fees which are deferred from the date such fees would otherwise have been paid in cash (currently, on a quarterly basis) through the last day of the Company's fiscal year. Shares of Common Stock purchased by Eligible Directors under the direct purchase provisions of the Plan must be held for at least six months from the date of purchase. As of June 13, 1997, there were two Eligible Directors.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of certain Federal income tax consequences of option grants and exercises under the Plan based upon the Federal income tax laws in effect on the date hereof.

    1. INCENTIVE STOCK OPTIONS. An employee receiving an ISO will not realize taxable income upon the grant of the ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its terms and if the employee remains an employee of the Company or a subsidiary corporation at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made within twelve months of the date of death (provided it is exercisable by its terms) by the legal representative of an employee who dies while in the employ of the Company or a subsidiary corporation. However, the Plan limits the right of the legal representative of any participant to exercise an option to one year following death. Upon a sale of the stock received upon exercise, except as noted below, the employee will generally recognize long-term capital gain or loss equal to the difference between the amount realized upon such sale and the exercise price. The Company, under these circumstances, will not be entitled to any Federal income tax deduction in connection with the exercise of the ISO or the sale of such stock.

    If the stock acquired pursuant to an exercise of an ISO is disposed of by the employee prior to the expiration of two years from the date of grant or within one year from the date such stock is issued to him or her upon exercise (a "disqualifying disposition"), any gain realized by the employee generally will be taxable at the time of such disqualifying disposition, as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised (the value on a later date is likely to govern in the case of an employee whose sale of the stock at a profit could subject him or her to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended) or the amount realized on such disqualifying disposition, and (ii) if the stock is a capital asset of the employee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of the employee's ordinary income. In such case, the Company may claim a Federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the employee as ordinary income. Any capital gain realized by the employee will be long-term capital gain if the employee's holding period for the stock at the time of disposition is more than one year; otherwise it will be short-term. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the exercise price will be an item of tax preference for purposes of the alternative minimum tax imposed by the Code.

    2. NON-QUALIFIED OPTIONS. In the case of Non-Qualified Options (and in the case of an untimely exercise of an ISO), the employee will not be taxed upon grant of any such option, but rather, at the time of exercise of such Non-Qualified Options, the employee, except as noted below, will realize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the employee realizes ordinary income. If stock so acquired is later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term or short-term capital gain or loss depending upon whether the stock has been held for more than one year after such date.

    As stated above, generally income is realized by an employee upon exercise of an Non-Qualified Option (or untimely exercise of an ISO). However, in the case of such exercise of an option by an employee whose sale of shares at a profit could subject the employee to suit under Section 16(b) of the Securities Exchange Act of 1934, realization of income is postponed so long as a sale of the shares would expose the employee to such suit, unless the employee elects within 30 days after the exercise to be taxed as of the exercise date in the manner described above. Absent such election, such an employee will realize ordinary income at the time a sale would no longer expose him or her to such suit in an amount equal to the excess of the fair market value of the shares at that time over the exercise price. That fair market value will also govern for purposes of the Company's deduction and for determining the employee's gain or loss upon subsequent disposition of the shares.

    3. EXERCISE WITH SHARES. An employee who pays the exercise price of a Non-Qualified Option, in whole or in part, by delivering shares of the Company's stock already owned by him or her will realize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for Non-Qualified Options. (See "Certain Federal Income Tax Consequences--2. Non-Qualified Options.") With respect to shares acquired upon exercise which are equal in number to the shares surrendered, the basis of such shares will be equal to the fair market value of such shares on the date of exercise, and the holding period for such additional shares will commence on the date the option is exercised.

    When shares of the Company's stock are surrendered upon exercise of an ISO,
(i) no gain or loss will be recognized as a result of the exchange, (ii) a number of shares received which is equal to the number of shares surrendered will have a basis equal to that of the shares surrendered, and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period which includes the holding period of the shares exchanged and (iii) the remaining shares received will have a zero basis and will have a holding period which begins on the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis (i.e., a zero basis) will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.

    The foregoing summary is not a complete description of the Federal income tax aspects of the Plan. Moreover, the foregoing summary relates only to Federal income tax; there may also be Federal estate and gift tax consequences associated with the Plan, as well as foreign, state and local tax consequences.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE
                                1997 STOCK PLAN.

           PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed Arthur Andersen LLP as auditors of the Company for the fiscal year ending March 28, 1998 and further directed that management submit the selection of auditors for ratification by the stockholders. Arthur Andersen LLP were the Company's auditors for the fiscal year ended March 29, 1997.

    Representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    The Board of Directors recommends that you vote FOR the proposal to ratify the choice of Arthur Andersen LLP as the Company's auditors.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    On June 13, 1997, the Company redeemed an aggregate of 898,201 shares of its Common Stock from the estates of its co-founder, Francis L. Reed, and his wife, Dorothea T. Reed. The shares were purchased at $26 5/8 per share.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Directors, executive officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file with the Securities and Exchange Commission and The Nasdaq Stock Market reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company or written representations from certain persons that no reports were required for those persons, the Company believes that all
Section 16(a) filing requirements were complied with during the fiscal year ended March 29, 1997, except that, through inadvertence: Andrew G. Kotsatos, an executive officer and a Director, made one late filing, reporting two late transactions.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    Any stockholder proposal intended to be presented for consideration at the Company's 1998 Annual Meeting of Stockholders, and included in the Company's proxy statement must be received by the Company not later than March 10, 1998. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not limited to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the Meeting, as seems to them to be in the best interests of the Company and its stockholders.

                           DETACH HERE


                       BOSTON ACOUSTICS, INC.

      Proxy Solicited on Behalf of the Board of Directors of the Company for the

                 Annual Meeting of Stockholders - August 12, 1997
P
         The undersigned hereby appoints Andrew G. Kotsatos and Fred E.
R Faulkner, Jr., or either of them, with full power of substitution, as proxies of the undersigned to represent and vote all shares of stock of
O BOSTON ACOUSTICS, INC. which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of said
X Corporation, to be held at the Company's offices at 300 Jubilee Drive, Peabody, Massachusetts on August 12, 1997 at 3:00 P.M., and at any
Y adjournments thereof, as directed below, on all matters coming before said meeting.

          This proxy when properly executed will be voted as directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON ITEM 4.

          The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                             ----------------
                CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                   SIDE
                                                             ----------------

                                DETACH HERE

/x/ Please mark
    votes as in
    this example.



   1. To fix the number of directors
   of the Company at five and to elect
   five directors for the ensuing year.
                                             2. To approve the 1997 Stock Plan.   FOR    AGAINST    ABSTAIN
   Nominees: Andrew G. Kotsatos, Fred E.                                          / /      / /        / /
   Faulkner, Jr., George J. Markos, Lisa M.
   Mooney, Gerald Walle

          FOR       WITHHELD
          / /         / /                    3. To ratify the action of the      / /       / /        / /
                                                Directors in selecting Arthur
                                                Andersen LLP as auditors for the
                                                Company.

/ /                                          4. To transact such other business as may properly come before
   --------------------------------------       the meeting.
   For all nominees except as noted above


                                                   MARK HERE
                                                 FOR ADDRESS  /  /     COMMENTS /  /
                                                  CHANGE AND
                                                 NOTE AT LEFT


                                              NOTE: If shares are registered in more than one name, signatures of all such persons are required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature                         Date:            Signature:                      Date:
          -----------------------      -----------           ---------------------      -----------
